EXHIBIT 10.4

THIS PROMISSORY NOTE IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND/OR §15-48-10 OF THE SOUTH CAROLINA CODE OF LAWS (1976), AS AMENDED.

PROMISSORY NOTE
[FACILITY A]

$1,796,000.00    Charleston, South Carolina
September 21, 2018

FOR VALUE RECEIVED, the undersigned Vicon Industries, Inc., a New York corporation, with a principal place of business at 135 Fell Court, Hauppauge, New York 11788 (the “Borrower”) promises to pay to the order of NIL Funding Corporation (“Lender”) at its office at 4838 Jenkins Avenue, North Charleston, South Carolina 29405, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Seven Hundred Ninety Six Thousand and No/100 Dollars ($1,796,000.00), with interest thereon as set forth below.
This Note is subject to the terms and conditions set forth in that certain Term Loan Agreement, of even date herewith, by and between Borrower and Lender, as applicable (the “Loan Agreement”).
1.Interest and Payments.
(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) before default at 8.85% per annum.
(b)    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar month, commencing October 1, 2018.
(c)    Payment of Principal and Interest. Commencing on April 1, 2019, equal principal payments of $12,500 plus interest accrued on this Note shall be payable on the first day of each calendar month, until March 30, 2020 (the “Maturity Date”), at which point the full outstanding balance of the loan evidenced hereby, together with all accrued and unpaid interest thereon as well as fees related thereto, shall be due and payable.
(c)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, and continuing until paid, both before and after judgment, or at Lender's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3%) above the rate of interest from time to time applicable to this Note.
(d)    Late Charge. If any payment required hereunder or under any contract, instrument and other document related hereto, or at any time hereafter delivered to Lender in connection herewith, is not paid within five (5) days following the date it becomes due, Borrower shall pay a late charge equal to the greater of five percent (5%) of the amount of such unpaid payment or Two Hundred Fifty and No/100 Dollars ($250.00).
(e)    Additional Required Payments. In addition to and not in lieu of the principal payments required by Subsection 1(c) above, Borrower shall make additional principal payments as and when required by Section 1.2 of the Loan Agreement, as necessary to cause the outstanding principal balance on this Note to not exceed the maximum principal amount permitted to be outstanding pursuant to Section 1.1(b) of the Loan Agreement.

2.Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the repayment of any sums advanced by Lender for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note, if any, and any other costs and expenses incurred by Lender in accordance with the transactions contemplated hereby (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal. Notwithstanding the foregoing, for so long as any Event of Default is continuing, Lender shall have the continuing exclusive right to apply any payments received by Lender from or on behalf of Borrower as Lender may elect against the then due and owing obligations of Borrower under this Note in such order of priority or in such allocation as Lender may deem advisable in its sole and absolute discretion.
3.Immediately Available Funds. Payments under the Loan shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Borrower for such purpose.
4.Security. This Note is secured by those Security Agreements of even date herewith granted by Borrower, IQinVision, Inc. ("IQin"), TeleSite U.S.A, Inc. (“TeleSite”), Vicon Industries Limited (“Vicon Industries”), and Vicon Systems Ltd. (“Vicon Systems”), for the benefit of Lender (collectively, the “Security Instrument”), encumbering certain property more particularly described in such Security Instrument.
5.Guaranties. This Note is jointly and severally guaranteed by those Continuing Guaranty Agreements of even date herewith executed by IQin, TeleSite, Vicon Industries, and Vicon Systems in favor of Lender (collectively, the “Guaranty Agreement”).
6.Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement, Security Instrument, or Guaranty Agreement, as applicable.
7.Event of Default. Each of the following events will constitute an event of default (an “Event of Default”) under this Note, the Loan Agreement, the Security Instrument, the Guaranty Agreement, and each other document executed in connection therewith, and any Event of Default under the Loan Agreement, Security Instrument, Guaranty Agreement or any document executed in connection therewith shall constitute an Event of Default hereunder and under each of the other documents executed in connection herewith:
a.any failure to pay when due any sum under this Note, the Loan Agreement, the Security Instrument, Guaranty Agreement, or any other documents executed in connection herewith;
b.any failure of Borrower to properly perform any obligation contained in this Note (other than the obligation to make payments under this Note) and the continuance of such failure for a period of five (5) days. For the avoidance of doubt, any “Event of Default” as defined under the Loan Agreement, Security Instrument, Guaranty Agreement, and any other document executed in connection therewith is an Event of Default under this Note, and shall not be subject to the cure period set forth in this Section 7(b).
8.Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Lender, become at once due and payable without notice or demand.
9.Conditions Precedent. Borrower hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Borrower, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.
10.Certain Waivers and Consents. Borrower and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Lender to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.
11.Usury Savings Clause. The provisions of this Note and of all agreements between Borrower and Lender are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the laws of the State and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Lender should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Lender’s option, be paid over to Borrower) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Borrower in connection with this Note and all other agreements between Borrower and Lender, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.
12.Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.
13.Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Lender or participant.
14.Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of South Carolina. This Note is subject to the arbitration provisions contained in the Loan Agreement.
15.Time of Essence. Time is of the essence with respect to all of Borrower’s obligations under this Note.
16.Remedies Cumulative. The remedies provided to Lender in this Note, Loan Agreement, the Security Instrument, Guaranty Agreement, and any other document executed in connection herewith are cumulative and concurrent and may be exercised singly, successively or together against Borrower, collateral, or any guarantor of this Note, at the sole and absolute discretion of the Lender.
17.No Waiver. Lender shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Lender and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Lender hereunder in connection with a subsequent event.
18.Joint and Several Obligation. If Borrower is more than one person or entity, then: (a) all persons or entities comprising Borrower are jointly and severally liable for all of the Borrower’s obligations hereunder; (b) all representations, warranties, and covenants made by Borrower shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Borrower; (c) any breach, Event of Default by any of the persons or entities comprising Borrower hereunder shall be deemed to be a breach, Default, or Event of Default of Borrower; and (d) any reference herein contained to the knowledge or awareness of Borrower shall mean the knowledge or awareness of any of the persons or entities comprising Borrower.
19.WAIVER OF JURY TRIAL. BORROWER AND LENDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE SECURITY INSTRUMENT, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE LOAN.

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IN WITNESS WHEREOF, the undersigned has executed this Note, with the intention that it constitute an instrument under seal, as of the date first written above.

Vicon Industries, Inc.

By: /s/ John M. Badke
Name: John M. Badke
Its: Chief Operating Officer and Chief Financial Officer